ANSCHUTZ

CHARITABLE LEAD TRUST

Effective February 20, 2003

ANSCHUTZ

CHARITABLE LEAD TRUST

i

ANSCHUTZ

CHARITABLE LEAD TRUST

AGREEMENT made this 20 day of February, 2003, between Anschutz Company, a Delaware corporation, (the "Donor") and M. LaVoy Robison (the "Trustee").

1. Creation of Trust. The Donor hereby irrevocably gives, conveys, assigns, transfers and delivers to the Trustee, IN TRUST, the property described on Schedule A. The Trustee acknowledges receipt of such property and accepts this trust. Such property and the income therefrom, shall be held, administered and distributed by the Trustee as a single trust fund (the "Trust") upon the following terms and conditions.

2. Name of Trust. The Trust shall be known as the Anschutz Charitable Lead Trust or by such other name or designation as the Trustee may select from time to time.

3. Term of Trust. The Trust shall commence on the date of this agreement and shall terminate three (3) years after the date of this agreement (the "Termination Date").

4. Payments to Charitable Beneficiary.

(a) The Trustee shall pay to The Anschutz Foundation, a Colorado nonprofit corporation, on or about each anniversary date of the Trust until and including the Termination Date, an amount (the "Annuity Amount") equal to thirty six and 34/1000 percent (36.034%) of the initial net fair market value of the trust assets constituting the Trust. Each annual Annuity Amount shall be paid in one installment on or about each anniversary of the date of this agreement. Notwithstanding the foregoing, the payments provided for in this paragraph 4 shall be made to the Foundation only if it is then in existence and a charitable organization, and if it is not, such payments shall be made instead to such charitable organization or organizations as the Trustee shall select, in such amounts, shares and interests as the Trustee shall determine.

(b) The payments to the Foundation may be made in cash, in kind, or partly in each. The payments to the Foundation shall be made, first, from the ordinary income of the Trust (including short-term capital gains) that is neither tax-exempt nor described in section 681(a); second, from the long-term capital gains of the Trust; third, from the income of the Trust that is described in section 681(a); fourth, from the tax-exempt income of the Trust; and, finally, from the principal of the Trust. Any income of the Trust for a taxable year in excess of the Annuity Amount shall be added to principal.

(c) No payments shall be made to the Foundation other than those described in this agreement. The Trustee's obligation to make payments to the Foundation is limited to the Trust's assets.

5. Valuation of Assets. In determining the initial net fair market value of the assets constituting the Trust, such assets shall be valued at their values as finally determined for federal tax purposes. If such value is incorrectly determined by the Trustee, then within a reasonable period after the final determination of the correct value, the Trustee shall pay to the Foundation, in the case of an undervaluation, or shall receive from the Foundation, in the case of an overvaluation, an amount equal to the difference between the Annuity Amounts properly payable and the Annuity Amounts actually paid.

6. No Additional Contributions. No additional contributions shall be made to the Trust after the initial contribution.

7. Distribution to Remainderman. Upon the Termination Date, the Trustee shall distribute all of the remaining principal and undistributed income of the Trust, other than any amount due to the Foundation, to Philip F. Anschutz, if he is then living, or if not, to the personal representative of his estate.

8. Administrative Powers. In addition to the powers enumerated in the Colorado Fiduciaries' Powers Act and otherwise conferred upon it by law, and except as otherwise specifically provided in this agreement, the Trustee shall have power, without prior appraisal, authorization or approval of any court, to do everything it shall consider advisable in the management of the trust estate, even though it would not otherwise be authorized for fiduciaries under any statute or rule of law. The foregoing general grant of powers shall include, without limiting or impairing its plenary nature, the powers: (a) to retain for such period as the Trustee shall deem appropriate, without liability for loss or diminution in value, any property contributed to the Trust; (b) to distribute or apply any money or other property distributable to any person by distribution directly to such person, even though such person may be under a legal disability, or to any guardian, conservator, custodian, agent under a durable power of attorney, or other personal representative of such person, and the receipt of any such distributee shall be a full discharge of the Trustee with respect to all property so distributed or applied; (c) to hold any trust property in the names of nominees or in the name of the Trustee, with or without designation of fiduciary capacity; (d) to employ such agents, consultants and advisers as the Trustee may deem appropriate, including investment counsel, property managers, custodians of securities, appraisers, accountants and attorneys, and pay their fees and expenses from trust funds; (e) to invest and reinvest in common trust funds and mutual funds; and (f) to combine and commingle the assets of this Trust with those of any other trust or with other assets held by the Trustee (but only if and to the extent not inconsistent with the qualification of this Trust as a charitable lead trust) for the purpose of more convenient administration or investment for any period of time, preserving the separate character and maintaining separate accountings of the respective proportionate shares of all such combined investments. The Trustee is authorized to retain the property described in Schedule A, or may sell the property and invest and reinvest the proceeds thereof in any kind of property without diversification as to kind or amount and without regard to the limitations imposed by law on investments. However, nothing in this trust agreement shall be construed to restrict the Trustee from investing the Trust assets in a manner that could result in the annual realization of a reasonable amount of income or gain from the sale or disposition of Trust assets.

9. Prohibited Activities. Notwithstanding any other provision of this agreement, the Trustee shall not exercise any power or discretion or otherwise act in any manner inconsistent with the qualification of the interests of the Foundation under this agreement as a "guaranteed annuity" within the meaning of sections 170(f)(2)(B), 2055(e)(2)(B) and 2522(c)(2)(B). The Trustee shall not (a) engage in any act of "self-dealing," as defined in section 4941(d), (b) retain any "excess business holdings," as defined in section 4943(c), if such retention would subject the Trust to tax under section 4943, (c) make any investment that would subject the Trust to tax under section 4944, or (d) make any "taxable expenditure," as defined in section 4945(d). If section 4942 is deemed applicable to the Trust, the Trustee shall make distributions at such times and in such manner as not to subject the Trust to tax under section 4942.

10. Trustee Compensation and Bond. Each Trustee shall be entitled to reasonable compensation commensurate with the services actually performed under this agreement and to reimbursement for all expenses properly incurred in establishing and administering this Trust. No bond or other security shall be required of any Trustee in any jurisdiction.

11. Successor Trustees. Any Trustee may at any time resign as Trustee and appoint one or more successors, individual or corporate, by giving written notice of such resignation and of such appointment to the Donor, to the Foundation, to the remainderman named in paragraph 7, and to the appointed successor Trustee or Trustees. The Donor may also at any time remove any Trustee and appoint as a successor Trustee any person or entity qualified to serve; however, neither the Donor nor any successor, assign or shareholder of the Donor, nor any spouse of any shareholder of the Donor, shall be eligible to serve as a Trustee. Every successor Trustee shall have all the title, rights, powers, privileges and duties herein conferred or imposed upon the original Trustee without any act of conveyance or transfer. No successor Trustee shall be obligated to examine the accounts, records or acts of any previous Trustee or to proceed against a previous Trustee for any act or omission on the part of the previous Trustee.

12. Reports. The Trustee shall render reports at least annually to the Donor, to the Foundation and to the remainderman named in paragraph 7, showing the assets then held as the principal of the trust and all receipts, disbursements and distributions during the period covered by the report. The Trustee shall not be required to file or render any periodic accountings in or to any court. All records of the Trustee with respect to this Trust shall be open at all reasonable times to inspection by the Donor, by the Foundation or by the remainderman named in paragraph 7 and by the authorized representatives of any such person.

13. Taxable Year. The taxable year of the Trust shall be the calendar year.

14. Irrevocable Limited Power of Amendment. This trust agreement shall be irrevocable and shall not be subject to any alteration, amendment or revocation by the Donor. However, the Trustee shall have the power, acting alone, to amend this agreement in any manner required for the sole purpose of ensuring that the interests of the Foundation hereunder qualify and continue to qualify as a "guaranteed annuity" within the meaning of sections 170(f)(2)(B), 2055(e)(2)(B) and 2522(c)(2)(B), including, without limitation, the power to take any action or initiate any proceeding described in section 2055(e)(3).

15. Constructional Rules. "Charitable organization" shall mean a tax-exempt organization that is described in each of sections 170(c), 642(c), 2055(a) and 2522(a). Unless otherwise indicated, section references in this agreement are to sections of the Internal Revenue Code of 1986, as amended from time to time, and shall include the corresponding provisions of any subsequent federal tax laws. Words in any gender include the other genders. The singular includes the plural and vice versa. "Pay" and "distribute" also mean assign, convey and deliver.

16. Binding Effect. This agreement shall benefit and be binding upon each of the parties and their respective successors and assigns.

17. Governing Law. It is the intention of the Donor and the Trustee in executing this agreement to create a charitable lead trust that provides for a "guaranteed annuity" within the meaning of sections 170(f)(2)(B), 2055(e)(2)(B) and 2522(c)(2)(B). Any and all provisions required to be included in this agreement to cause this trust to qualify as such a charitable lead trust shall be deemed to be included herein, whether or not expressly set forth, and such provisions deemed to be included herein shall modify and supersede any provisions expressly set forth herein to the extent that such provisions may be in conflict or inconsistent, in whole or in part, with the provisions hereby deemed included. All provisions of this agreement shall be interpreted and applied in a manner consistent with the regulations, rulings and procedures promulgated by the Internal Revenue Service with respect to charitable lead trusts. Otherwise, this instrument shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

DONOR:

ANSCHUTZ COMPANY

By: /s/ Craig D. Slater
Executive Vice-President

TRUSTEE:

/s/ M. LaVoy Robison
M. LaVoy Robison

SCHEDULE A

(Attached to and made a part of
Anschutz
Charitable Lead Trust
created February 20, 2003
by Anschutz Company, as Donor.)

Assets

1. Twenty Million (20,000,000) shares of the common stock of Qwest Communications International, Inc.

2. Cash in the amount of Fifty Thousand Dollars ($50,000.00).

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Initials of Donor's
Representative

A-1